Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

MAINZ BIOMED N.V.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, nominal value EUR0.01 per share	(1)	Other	1,467,021	$0.68	$997,575.00	0.0001381	$138.00

Total Offering Amounts:						$997,575.00		138.00
Total Fee Offsets:								0.00
Net Fee Due:								$138.00

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, nominal value €0.01per share (“Ordinary Shares”), of Mainz Biomed N.V. (the “Company””) (i) authorized for issuance under the Company’s 2025 Omnibus Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

Amount of Registration Fee estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on February 17, 2026 (rounded up to the nearest cent).